Exhibit 10.9

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (“Agreement”) is entered into by and between Parties identified below.

ARTICLE I

SCHEDULE OF BUSINESS TERMS

The Parties identified below agree to the following Schedule of Business Terms (“Schedule”).

1.1	Parties. The Parties to this Agreement are:

Seller:	Joe C. Smith
Address:	10816 Longshadow Lane
Houston, Texas. 77024
Telephone:

Purchaser:	Maple Development Group, LLC
Address:	5847 San Felipe, Suite 4675
Houston, TX 77057
Telephone:	(832) 804-9680
Email:	itiel@mapledevelopmentgroup.com
Attention:	Itiel Kaplan

1.2	Property. The Property consists of approximately 122.3 acres located at 26207 Joseph Road, Hockley, Texas 77337 (Waller County) and further described in Exhibit “A”, which is attached hereto and incorporated herein by reference save and except the Oil, Gas and other Minerals Reservation and the Drill Sites and Access Reservation.

1.3	Purchase Price. The Purchase Price for the Property is: Three Million Six Hundred Seventy Thousand and No/100 Dollars ($3,670,000.00).

1.4	Earnest Money. The amount of Earnest Money is Fifty Thousand and No/100 Dollars ($50,000.00).

1.5	Inspection Period. The Inspection Period shall be a period of ninety (90) days from and after the Effective Date and includes Purchaser’s option to extend as set forth in Section 5.3 below.

1.6	Items To Be Delivered By Seller. Seller must deliver the items specified in Section 5.1 to the Purchaser within seven (7) days after the Effective Date.

1.7	Title Company. The Title Company is Riverway Title, 5 Riverway Drive, Suite 300, Houston, TX 77056. Attention: Andrew Wheat

1.8	Title Review Period. The Title Review Period shall be a period of sixty (60) days from and after the Effective Date.

1.9	Objection Notice. Seller may attempt to satisfy the objections set forth in the Objection Notice, if any, within ten (10) days after Seller’s receipt of the Objection Notice.

1.10	Closing Date. The Closing shall occur on a date designated by Purchaser that is not later than thirty (30) days after the expiration of the Inspection Period, or is otherwise agreed to in writing by Purchaser and Seller (the “Closing Date”).

1.11	Acceptance. Seller shall have until 5:00 o’clock p.m., on September 7, 2021, to execute this Agreement and return a fully executed original thereof to Purchaser; otherwise, the offer set forth in this Agreement shall be revoked automatically.

1.12	Notice/Copies.

A. Notice to Seller: A copy of any Notice sent to the Seller shall also be sent to:

E. John Justema

12700 Hillcrest, Suite 272

Dallas, Texas 75230

Telephone:	(214) 739-4150 ext. 101
Email:	ejustema@justema.com

B. Notice to Purchaser: A copy of any Notice sent to the Purchaser shall also be sent to:

John R.Krugh

1800 Bering Drive, Suite 350

Houston, Texas 77057

Telephone:	(713) 255-0266
Email:	john@krughlaw.com

1.13	Brokers.

Broker	Commission
Roy Galvan	2.5% of the Purchase Price
Winhill Advisors Kirby
And
Timothy Phelan	2.5% of the Purchase Price
Waller County Land Company

ARTICLE II

TERMINOLOGY AND DEFINITIONS

The Schedule and Exhibits attached to this Agreement are incorporated herein by reference. Titles or captions contained in this Agreement, including the Schedule and Exhibits, are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All references to “Schedule” or “Section” in this Agreement shall refer to the Schedule and Sections of the Agreement, unless otherwise noted.

As used herein:

2.1	“Agreement” means this Agreement of Sale between Seller and Purchaser.

2.2	“Cure Notice” means written notice from Seller to Purchaser of any title or survey objections, that Seller (i) will satisfy prior to Closing and/or (ii) is unable or unwilling to satisfy.

2.3	“Objection Notice” means written notice from Purchaser to Seller of such objections as Purchaser may have to anything contained in the Survey or Title Commitment.

2.4	“Earnest Money” means the sum of money paid by Purchaser at the time of entering this Agreement in the amount specified in the Schedule.

2.5	“Effective Date” means the date on which the Title Company acknowledges receipt of this Agreement, executed by Seller and Purchaser.

2.6	“Leases” means all information in the possession of Seller (including copies of documents) concerning any leases (including oil and gas leases).

2.7	“Property” means the property described in Exhibit “A” save and except the Oil, Gas and other Minerals Reservation.

2.8	“Purchase Price” means the amount that Purchaser has agreed to pay for the Property, as specified in the Schedule.

2.9	“Survey” means a current on-the-ground survey of the Property dated subsequent to the Effective Date, to be ordered by Purchaser and prepared by the Surveyor.

2.10	“Surveyor” means by a licensed professional surveyor acceptable to Purchaser.

2.11	“Title Commitment” means a current commitment from the Title Company for the issuance of a Title Policy by the Underwriter used by the Title Company and reasonably acceptable to the Purchaser, together with complete and legible copies of all instruments referred to in the commitment as conditions or exceptions to title to the Property, listed on Schedule B and Schedule C of the commitment.

2.12	“Title Company” means the title company specified in the Schedule.

2.13	“Title Policy” means an Owner’s Policy of Title Insurance in a face amount equal to the Purchase Price issued by the Title Company as agent for the Underwriter used by the Title Company and reasonably acceptable to Purchaser on the standard form in use in the State of Texas, insuring good and indefeasible fee simple title to the Property in the Purchaser and containing:

(1)	The Permitted Exceptions;
(2)	the standard printed exceptions;
(3)	the exception relating to restrictions affecting the Property shall be deleted, except for such restrictions as may be included in the Permitted Exceptions;
(4)	at Purchaser’s sole cost and expense, the exception relating to discrepancies, conflicts, or shortages in area or boundary lines or any encroachment or overlapping of improvements which a survey may show shall be amended to read “shortages in area” only; and
(5)	the blank in the printed exception for standby fees and taxes shall show the year of Closing; provided, however, if standby fees or taxes for the current year are due and payable at the time of Closing, Seller shall pay such standby fees and taxes at or prior to Closing in immediately available funds, and such exception shall except only to the standby fees and taxes for the year following the Closing and subsequent years; and
(6)	the exception for Rights of Parties in Possession shall be deleted except for parties in possession pursuant to written leases disclosed to Purchaser.

2.14	“Down Payment” a cash payment equal to 25% of the Purchase Price payable in immediately available funds at Closing.

2.15	“Note” means the Promissory Note in the amount of 75% of the Purchase Price to be executed and delivered at Closing by Purchaser. The Note shall (i) have a term of four (4) years from and after the Closing Date (ii) accrue interest at a fixed rate equal to 5% per annum, (iii) provide for quarterly payments of principal and interest based on a fifteen (15) year amortization, (iv) be pre-payable in whole or in part without premium or penalty and (v) contain such additional terms as may be acceptable to Purchaser and Seller.

2.16	“Deed of Trust” means the first lien Deed of Trust covering the Property securing the Note to be executed and delivered by Purchaser at Closing. The Deed of Trust shall contain release provisions under which Purchaser can obtain partial releases from the Deed of Trust lien upon payment of $30,000.00 per acre of land to be released. Purchaser and Seller shall in good faith agree during the Feasibility Period on a partial release schedule based on a preliminary land plan to be prepared by Purchaser with release parcels numbered and to be released sequentially. Release parcels shall contain a minimum of twenty five (25) acres. The aggregate release price for all release parcels shall not exceed the amount of the Note. Purchaser shall not be entitled to obtain a release of any portion of the Property for the Down Payment. Purchaser shall provide a current survey for any parcel for which a release is requested.

2.17	“Oil, Gas and Mineral Reservation” means that Seller excepts from this sale and reserves unto Seller, its successors and assigns, forever, all oil, gas and other mineral rights appurtenant to the Property, but neither Seller nor Seller’s successors or assigns shall have the right except for rights retained in the Drill Site and Access Reservation for any purpose whatsoever to enter upon, into or through the surface of the Property in connection therewith, or to undermine the lateral and subjacent support of the surface of the Property or any improvements located thereon. Seller shall have no right to place or maintain any structures, improvements, equipment or pipelines in, on, under or across the Property or to install any fixtures or facilities on the surface of the Property; provided, however, that such surface waiver shall not prohibit subterranean underground directional drilling activities which penetrate the Property sufficiently below the surface such that such activities do not interfere with or disturb the present or future use to which the owner of the Property may desire to devote the Property or undermine the lateral and subjacent support of the surface of the Property or any improvements located thereon. This reservation shall be contained in the special warranty deed to be executed and delivered at the Closing.

2.18	“Drill Site and Access Reservation” means Seller and the heirs, executors, administrators, successors and assigns of Seller shall have the non-exclusive surface rights in and to a portion of the Property to be identified during the Inspection Period, consisting of not more than four (4) acres (the “Drill Site”) on which Seller shall have a right to place or maintain structures, improvements, equipment or pipelines in, on, under or across the Property or to install any fixtures or facilities on the surface of the Drill Site and conducting drilling activities thereon, together with to be identified access to the Drill Site. This reservation shall be contained in the special warranty deed to be executed and delivered at the Closing.

ARTICLE III

THE PROPERTY

For the consideration and upon the terms and conditions contained herein, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller the Property, together with all the rights and appurtenances pertaining thereto. The Property shall be conveyed to Purchaser together with all of Seller’s right, title, and interest in and to: (i) any and all adjacent strips and gores between the Property and any abutting properties, and any land lying in or under the bed of any creek, stream, or waterway or any highway, avenue, street, road, alley, easement, or right-of-way, upon or proposed, in, on, across, abutting, or adjacent to the Property; (ii) all utilities, sewage treatment capacity and water capacity serving or which will serve the Property; and (iii) any easements, leases, rights-of-way, rights of ingress or egress, but expressly excluding the Oil, Gas and Mineral Reservation subject to the Drill Site and Access Reservation.

ARTICLE IV

EARNEST MONEY

Within three (3) business days after the Effective Date, Purchaser shall deliver the Earnest Money to the Title Company. The Title Company shall promptly negotiate the check for cash and hold the proceeds thereof as Earnest Money hereunder in an interest bearing account, insured by the applicable governmental authority providing insurance of accounts and backed by the full faith and credit of the United States Government. Any interest accruing on such account prior to the time such Earnest Money becomes the property of Seller or Seller gains the rights thereto, shall be reported for tax purposes under the tax identification number of Purchaser. After such time as Seller becomes entitled to the Earnest Money, the interest accruing or paid shall be reported under Seller’s tax identification number. All interest accruing on the Earnest Money shall be added to the account and shall be considered as part of the Earnest Money for the purposes of this Agreement. If the Earnest Money is not deposited with the Title Company, this Agreement shall not become effective and neither party shall incur any liability to the other hereunder and this Agreement shall be null and void for all purposes. The Earnest Money shall be applied at closing against the Purchase Price for the Property. Otherwise, the disposition of the Earnest Money shall be determined as provided elsewhere in this Agreement.

ARTICLE V

SURVEY, TITLE AND INSPECTION PERIOD

5.1	A. Items To Be Delivered by Purchaser. Within the time period specified in the Schedule, Purchaser shall order, obtain and deliver to Seller the following:

(i)	The Survey. Purchaser, at Purchaser’s sole cost and expense shall obtain a new Survey. Seller shall reimburse Purchaser at Closing the actual cost of the survey but in no event to exceed $10,000.00. The Survey shall: (i) meet or exceed the standards for a Category IA, Condition I or II, as applicable, survey (as defined by Standards for Land Surveys and Specifications for Categories of Surveying of the Texas Surveyors Association); (ii) set forth the gross acreage within the Property; (iii) locate and show the size of any portion of the Property which is currently located in a flood plain or other flood hazard area according to any of the applicable city maps, the Flood Insurance Rate Maps or the Flood Hazard Boundary Maps, issued by the Department of Housing and Urban Development, the Federal Insurance Administration, or the Federal Emergency Management Agency; (iv) locate all existing improvements, easements and rights-of-way (including applicable recording data), encroachments, conflicts, and protrusions affecting the Property and significant matters observed by the Surveyor, whether or not of record; (v) reflect the location and size of all gas, electrical, water, and sewer lines, wires and cable crossings, and anchors or guy wires located on the Property; (vi) show the location of all required building set back lines; (vii) show the location of abutting dedicated public streets providing access to the Property, and all sidewalks, curbs, and driveways; and (viii) show the location and type of fences and other improvements along the boundaries and (ix) when available, show the location of the Drill Site and Access Reservation. The surveyor’s certificate shall be in a form acceptable to Seller, Purchaser, any lender that will advance all or a portion of the Purchase Price to Purchaser, and the Title Company. The legal description of the Property contained in the new Survey, if different from the description contained in Exhibit “A”, shall be substituted for the description of the Property contained in Exhibit “A”, and the Agreement shall be deemed amended by the substitution of the legal description of the Property contained in the new Survey for the description of the Property contained in Exhibit “A”.

(ii)	The Title Commitment.

B.	Within ten (10) days after the Effective Date Seller shall deliver to Purchaser the following:

(i)	All information in the possession of Seller concerning the Property including, but not limited to, all plans for the development of the Property, all soil reports, traffic studies, engineering studies, and environmental reports, utility and drainage improvement information pertaining to the Property, all information relating to obtaining the approval of local governing bodies for development of the Property, all information regarding present or future zoning of the Property, and all information concerning availability of storm sewers, sanitary sewers, streets, water, or utilities.

(ii)	Any Leases.

5.2	Title Review Period. Purchaser shall have the number of days specified in the Schedule to review the Survey and Title Commitment and to deliver to Seller the Objection Notice. All items in Schedule C to the Title Commitment (except item No. 3) shall automatically be deemed an objection by Purchaser, which Seller, agrees to use good faith efforts to satisfly at or prior to Closing. Seller may, but shall have no obligation to attempt to satisfy any Schedule B objections within the number of days specified in the Schedule. If Seller is unable or unwilling to satisfy all of Purchaser’s objections, Seller shall deliver the Cure Notice to Purchaser listing all objections that Seller is unable or unwilling to satisfy. After receipt of the Cure Notice or, if Seller fails to timely deliver the Cure Notice, Purchaser may as its sole remedy either waive such uncured objections and accept such title as Seller is able to convey without reduction in the Purchase Price or terminate this Agreement. Any item: (i) to which Purchaser does not object or which Purchaser waives in writing; and (ii) which is shown on Schedule B of the Title Commitment as of the date of the Objection Notice, shall be deemed a “Permitted Exception”. In no event may any matter or instrument which affects the Property become a Permitted Exception until Purchaser has: (i) been advised in writing of the existence of such matter or instrument; (ii) received a legible copy of the instrument, if any, creating such exception; and (iii) failed to object to the exception within Ten (10) days following Purchaser’s receipt of written notification of the existence of such exception and the instrument creating such exception. If Purchaser terminates this Agreement as provided for herein, then the Earnest Money shall be returned immediately to Purchaser, and neither Seller nor Purchaser shall have any further right or obligation hereunder.

5.3	Inspection Period. Purchaser shall have the number of days set forth in the Schedule, to conduct an examination of the Property and to review such other matters as Purchaser deems necessary (including, without limitation, a physical inspection, an appraisal, an environmental audit, and an engineering inspection of the Property) to determine the suitability of the Property for Purchaser’s needs the “Inspection Period”). Seller will permit Purchaser and such persons as Purchaser may designate to undertake a thorough inspection of the Property, including engineering, environmental studies, meeting with various municipalities, etc., all with the cooperation and written consent of Seller where required. Purchaser and its representatives shall not damage the Property during the course of its inspections and Purchaser shall promptly repair and restore in a workmanlike manner any damage to the Property. Purchaser shall, and hereby does, indemnify and hold Seller harmless from any damage, loss, liability, or expense (including attorneys fees) arising out of Purchaser’s inspection; which indemnity shall survive closing or termination of this Agreement. In the event that Purchaser, in its sole discretion, determines that the Property is not suitable for its needs, then Purchaser may terminate this Agreement on or prior to the expiration of the Inspection Period. In the event Purchaser delivers such written notice to Seller pursuant to this Section 5.3: (a) this Agreement shall terminate; (b) the parties shall have no further obligation or liability to the other hereunder; (c) in consideration for signing this Agreement and granting the Inspection Period, the Title Company shall pay to Seller the amount of $100 from the Earnest Money; and (d) the balance of the Earnest Money shall be refunded to Purchaser. This right of termination is exercisable by Purchaser in its sole discretion for any reason whatsoever.

Purchaser may extend the Inspection Period for two (2) additional periods of 30 days by delivering to the Seller prior to the expiration of the Inspection Period, an Extension Fee in the amount of $5,000 for each additional 30-day extension, (collectively the “Extension Fees”). The Extension Fees will be non-refundable for any reason, except Seller’s default and will be credited against the Purchase Price at Closing.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Representations and Warranties of Seller. To the best of Seller’s knowledge, Seller makes the following warranties and representations which shall be true and correct as of the Effective Date and, to the best of Seller’s knowledge, on the Closing Date:

(a)	Seller has good and indefeasible fee simple title to the Property, and at the Closing, Seller will have and will convey to Purchaser, good and indefeasible fee simple title to the Property, free and clear of all liens, defects, encumbrances, conditions, exceptions, restrictions, or other matters affecting title except the Permitted Exceptions.

(b)	There is no litigation or proceeding pending or threatened against or relating to any of the Property, and no pending, or, to the knowledge of Seller, threatened or contemplated condemnation actions or special assessments of any nature with respect to the Property. There are no donations or payments to or for schools, parks, fire departments, homeowner associations or any other such entity which are required to be made by the owner of the Property. Seller has received no request (written or otherwise) from any governmental entity with regard to dedication of any of the Property.

(b)	Seller is, and at Closing will be, authorized and permitted to enter into this Agreement and to perform all covenants to be performed by Seller hereunder, and Seller’s right to execute this Agreement is not limited by any other agreements. The person signing this Agreement has been authorized by Seller to do so.

(c)	Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations.

(d)	Seller has no actual knowledge of any pending or contemplated change in any regulation or private restriction, any pending or threatened judicial or administrative action, or any action pending or threatened by third parties applicable to the Property.

(e)	The Property is not subject to assessment or collection of additional taxes for prior years based on a change in land usage or ownership.

(f)	No part of the Property has been used as a land fill or for the storage or disposal of any hazardous or toxic materials, and no part of the Property contains any materials, whether brought to the Property, deposited thereon, used on the Property, generated on the Property as a product or by-product of activities on the Property, or otherwise: (i) that are or contain polychlorinated bi-phenyls (PCB’s) or asbestos; (ii) that are wastes or other regulated substances under the Resource Conservation and Recovery Act and/or the regulations promulgated or adopted thereunder; (iii) that are hazardous substances or other regulated substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended (or regulations promulgated, adopted or incorporated thereunder); or (iv) that are otherwise classified as hazardous or regulated substances under any federal or applicable state law or regulation. There are no underground storage tanks on the Property and, to Seller’s knowledge, there never have been any underground storage tanks on the Property. The Property has not been used as a landfill or as a dump for garbage or refuse.

6.2 Covenants of Seller. Seller covenants that, from and after the Effective Date, Seller shall:

(a)	Give Purchaser and Purchaser’s agents and representatives full access to physically inspect the Property and to make such inspections, surveys, test borings, soil analyses, and other tests and surveys thereon as Purchaser, in its sole discretion, shall deem advisable. Seller shall furnish Purchaser such additional information concerning the ownership, management, operation and the condition of the Property as Purchaser may reasonably request. The expenses of Purchaser’s investigation shall be borne solely by Purchaser.

(b)	Not: (i) perform any grading or excavation, construction, or removal of any improvement or make any other change or improvement on the Property; (ii) create or permit any lien or other encumbrance affecting the Property, other than the lien for taxes not yet due and payable and existing liens to be released at the Closing; (iii) commit any waste or nuisance upon the Property; (iv) impose any easements, covenants, conditions, or restrictions on the Property; (v) institute or participate in any annexation, zoning, platting, or other governmental action regarding the Property; or (vi) enter into or modify any lease or contract which affects the Property.

(c)	Promptly advise Purchaser in writing, whether received by Seller before or after Closing, of any notices concerning the Property that Seller receives from any appraisal districts, taxing authorities, or any municipal agency having jurisdiction over the Property, and of any litigation, arbitration, or administrative hearing concerning the Property.

(d)	Cause at or prior to Closing the release of all liens and encumbrances (except Permitted Exceptions) against the Property and the cure of all Title Defects which Seller has agreed to cure and shall cooperate in good faith with the Title Company to satisfy all requirements and conditions set forth in the Title Commitment.

(e)	At Seller’s sole cost and expense (unless otherwise requested in writing by Purchaser), Seller shall: (i) effective as of the Closing Date, terminate or cause to be terminated, all management, maintenance, service, or other contracts affecting the Property; and (ii) from and after the Effective Date until Closing, perform all of Seller’s obligations under any contracts pertaining to the Property (including all leases) and promptly notify Purchaser of any default thereunder.

(f)	During the contract period, Sellers will not enter into any oral or written agreements affecting the Property which might beome binding upon Purchaser or the Property after closing, without Purchaser’s written approval.

(g)	Seller, at no expense to Seller, shall reasonably cooperate with Buyer in Buyer’s efforts to obtain utility commitments and/or confirmations for its development of the Property, and authorizes Buyer to freely contact all applicable governmental authorities in connection with obtaining such utility commitments or confirmations or performing any other related due diligence investigations. Seller hereby agrees that it will sign any reasonable authorizations required by such governmental authorities in connection with Buyer requesting information about utilities or any such other related due diligence inquiries and/or requests for information, provided that Seller is not required to incur any liability by reason of such request. Seller further agrees that it will, at closing, execute all documents necessary to transfer to Buyer any utility capacity commitments issued in Seller’s name with respect to the Property and to enable the Buyer, without further agreement or documentation from Seller, to cause such utility commitments to be transferred into the name of Buyer in the records of all public and private suppliers of utilities with respect to the Property. This provision shall survive the Closing.

6.3 Knowledge Standard. The terms “to the best of the knowledge of the Seller,” “to Seller’s knowledge,” and other phrases of like substance are to be construed to: include the actual knowledge of Seller only without any inquiry.

6.4 (a) Hazardous Substances. As used herein, shall mean and include all hazardous and toxic substances, waste or other materials, any pollutants or contaminants as defined in Section 101 (14) of the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 (14) (“CERCLA”), the Texas Solid Waste Disposal Act (Texas Health and Safety Code § 361.001 et seq. (Vernon 2001), as amended, the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended (“RCRA”), and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) (including, without limitation, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infections materials, and raw materials which include hazardous constituents), or other similar substances, or materials which are included under or regulated by any local, state, or federal law, rule, or regulation pertaining to environmental regulation, contamination or clean-up, including, without limitation, CERCLA, RCRA, or state superlien or environmental clean-up statutes and any other substances regulated because of their effect or potential effect on public health and the environment (all such laws, rules and regulations being referred to collectively as “Environmental Laws”). Any other terms mentioned in this Paragraph which are defined in state or federal statutes and/or regulations promulgated in relation thereto shall have the meaning subscribed to such terms in said statutes and regulations.

(b) No Representations By Seller. Purchaser acknowledges that it is fully relying on Purchaser’s (or Purchaser’s representatives) inspections of the Property and not upon any covenants or statements (oral or written) which may have been made or may be made (or purportedly made) by Seller or any of its representatives, except as otherwise expressly set forth herein. Purchaser has, or prior to Closing will have, thoroughly inspected and examined the Property to the extent deemed necessary by Purchaser in order to enable Purchaser to evaluate the condition of the Property, and all others aspects of the Property (including, but not limited to, the environmental condition of the Property, utility availability to the Property, zoning considerations, drainage considerations and suitability of the Property for Purchasers intended purposes) and Purchaser acknowledges that Purchaser is relying solely upon Purchaser’s own (or Purchaser’s representatives’) inspection, examination and evaluation of the Property, and except as otherwise expressly set forth herein and/or in the warranties of title set forth in the special warranty deed to be provided at Closing, Purchaser is purchasing the Property on an “AS IS”, “WHERE IS” and “WITH ALL FAULTS” basis, without any additional representations or warranties, expressed or implied, of any kind. Purchaser acknowledges that current and future federal, state, and local laws and regulations may require the cleanup of any Hazardous Substances at the expense of those persons who, in the past, present, or future may have or continue to have any interest in the Property including, but not limited to, current, past, and future owners and users, including tenants, of the Property. The cost and expense of such clean up may be substantial. Purchaser further acknowledges that the Broker(s) involved in the negotiation of this transaction has no expertise with respect to any such Hazardous Substances, although said Broker(s) will disclose any actual knowledge of Hazardous Substances on the Property possessed by the said Broker(s). Purchaser acknowledges and agrees that Purchaser shall look solely to experts and professionals selected or approved by Purchaser to advise Purchaser with respect to the condition of the Property and shall not hold either Seller or the Broker(s) responsible for any Hazardous Substances condition or problem relating to the Property.

6.5 Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller the following warranties and representations which shall be true and correct as of the Effective Date and on the Closing Date:

(a)	Purchaser has full right, authority and capacity to enter into this Agreement and to consummate the transactions contemplated herein.

(b)	The person executing this Agreement and all documents to be delivered to Seller hereunder on behalf of Purchaser is and shall be duly authorized to do so.

(c)	This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

(d)	There are no material legal or administrative proceedings pending or, to the best of Purchaser’s knowledge, threatened against or affecting Purchaser.

(e)	No consent, approval or other action of, or filing or registration with any governmental agency, commission or officer is required in connection with the execution or performance by Purchaser of this Agreement or any of the transactions provided for hereunder.

(f)	There has not been filed by or against Purchaser a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING/CONDEMNATION

7.1 Conditions Precedent to Purchaser’s Performance. The obligation of Purchaser to close the transaction described in this Agreement shall be subject to the following conditions precedent:

(a)	All the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and on the Closing Date, and Seller shall have complied with all covenants and agreements of Seller set forth herein in all material respects.

(b)	Seller shall have tendered performance of all of its obligations required by this Agreement.

(c)	Neither the Seller nor any of the Property shall be subject to any pending bankruptcy proceeding or similar procedding at Closing; and

In the event that any of the above conditions are not satisfied or waived in writing by Purchaser prior to the Closing, Purchaser may terminate this Agreement by delivery of written notice to Seller on or before the Closing Date. In the event of termination pursuant to this section, the Earnest Money shall be immediately refunded to Purchaser free of any claims by Seller.

7.2 Condemnation. Seller shall give Purchaser written notice within 10 days after Seller receives notice of proceedings in condemnation/eminent domain affecting the Property or any portion thereof, that are contemplated, threatened or instituted by anybody having the power of condemnation/eminent domain (a “Taking”). If the Taking (i) covers more than 10% of the land area of the Property, (ii) values the Taking at more than $100,000.00 or (iii) materially and adversely affects the development of the remainder of the Property then Purchaser may: (a) terminate this Agreement by giving written notice to the other and the Earnest Money shall be immediately returned to Purchaser; or if not terminated by either party pursuant to the preceding sentence the parties shall proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award. The provisions of this Paragraph shall govern notwithstanding any contrary provisions of Section 5.007 of the Texas Property Code.

ARTICLE VIII

CLOSING

8.1 Time and Place. The sale and purchase of the Property shall be consummated at the Closing to be held at the offices of the Title Company as specified in the Schedule.

8.2 Items to be Delivered by Seller at the Closing.

(a)	At the Closing Seller shall deliver or cause to be delivered to Purchaser, at Seller’s expense, each of the following items:

i.	A Special Warranty Deed (“Deed”), duly executed and acknowledged by Seller, granting, conveying and warranting to Purchaser good and indefeasible fee simple absolute title to the Property, free and clear of any liens, encumbrances, easements, restrictions, or other matters affecting title to the Property, except the Permitted Exceptions.

ii.	The Title Policy.

iii.	Such evidence that may be reasonably required by the Title Company to evidence the status and capacity of Seller and the authority of the persons who are executing the various documents on behalf of the Seller.

iv.	A certificate in compliance with Section 1445 of the Internal Revenue Code and applicable regulations stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a “foreign person” as that term is defined in said Section 1445. If Seller fails to deliver such certificate, Purchaser may withhold from the Purchase Price and pay to the Internal Revenue Service the amount required by Section 1445 and applicable regulations.

v.	An “affidavit of parties in possession” for delivery to the Title Company, stating that there are no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers, except as set forth in the written leases provided to Purchaser during the Inspection Period.

(b)	At the Closing Purchaser shall deliver or cause to be delivered to Seller, at Purchaser’s expense, each of the following items, in form and substance reasonably satisfactory to Seller and Purchaser:

i.	The Down Payment, subject to adjustment and prorations as provided in this Agreement;

ii.	The Note; and

iii.	The Deed of Trust;

iv.	Such evidence that may be reasonably required by Seller or the Title Company to evidence the status and capacity of Purchaser and the authority of the persons who are executing the various documents on behalf of Purchaser; and

v.	A waiver of inspection and such other documents or instruments reasonably requested by Seller or the Title Company.

8.3. Adjustments and Prorations. At Closing, the following items shall be adjusted or prorated between Seller and Purchaser:

(a)	Ad valorem taxes for the Property for the then current calendar year shall be prorated in cash as of the Closing Date based on current appraised values. Seller’s pro rata portion of such taxes shall be based upon taxes actually assessed for the then current calendar year or, if for any reason such taxes for the Property have not been actually assessed, such proration shall be based upon current appraised values and adjusted between the parties when exact amounts are available. All special taxes or assessments approved or assessed prior to the Closing Date shall be paid by Seller. If Seller or Seller’s predecessors in title have claimed any partial or total exemption from taxation of the Property based on agricultural or open space use or any other use that could result in tax on any of the Property for years prior to the Closing Date which become due as the result of any changes in land usage or ownership or otherwise (“Rollback Taxes”), Purchaser shall assume payment of the Rollback Taxes.

(b)	Seller agrees to pay: (i) one-half of all customary escrow fees generally charged by the Title Company; (ii) the premium for the standard Owner’s Title Policy; (iii) any costs for recording fees; (iv) up to $10,000 as reimbursement to Purchaser for the cost of the Survey; and (v) Seller’s own attorney fees.

(c)	Purchaser agrees to pay: (i) one-half of all customary escrow fees generally charged by the Title Company; (ii) the premium of any endoresements to the Owner’s Title Policy; (iii) all costs and expenses relating to financing the Down Payment for the Property; and (iv) Purchaser’s own attorney’s fees.

(d)	The agreements as to prorations and adjustments in this Section shall survive the Closing. In the event that, subsequent to the Closing, any adjustments made at the Closing pursuant to this Section are determined by the Title Company to be erroneous, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amounts shall be paid within ten days from receipt of the invoice.

8.4 Right to Possession. At the Closing and as a condition thereto, Purchaser shall be given right to possession of the Property subject to any Leases, and Seller will execute such instruments and take such action as may be appropriate or required to assure Purchaser of uninterrupted and full possession of the Property, immediately following the Closing.

ARTICLE IX

REMEDIES UPON DEFAULT

9.1. Purchaser’s Default. In the event that Purchaser shall fail to purchase the Property in accordance with the terms and conditions of this Agreement, or otherwise be in default in the performance of Purchaser’s obligations pursuant to this Agreement, for any reason whatsoever, and Purchaser fails to cure the default within 5 days after written notice, except for failure to Close on the Closing Date for which no written notice is required, Seller may terminate this Agreement and retain the Earnest Money as liquidated damages as Seller’s sole remedy hereunder (it being agreed that actual damages would be difficult to determine, vague and speculative in nature). Seller hereby waives any and all other of its rights or remedies, at law or in equity, for breach of this Agreement by Purchaser.

9.2. Seller’s Default. In the event that Purchaser is not in default and Closing fails to occur by reason of a default by Seller, and Seller fails to cure the default within 5 days after written notice, except for failure to Close on the Closing Date for which no written notice is required, Purchaser may, at Purchaser’s option: (a) purchase the Property notwithstanding such default pursuant to the remaining terms and provisions of this Agreement without reduction in the Purchase Price; (b) terminate this Agreement, in which event Purchaser shall be entitled to return of the Earnest Money, and neither party shall have any further rights, duties or obligations except those obligations that expressly survive termination of this Agreement, or (c) enforce specific performance against Seller. In no event shall Seller be liable to Purchaser for any damages, including, without limitation, any actual, special or consequential damages.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, demand, or other communication required to be given or to be served upon any party hereunder shall be in writing and delivered to the person to whom the notice is directed, either: (i) in person; (ii) by United States Mail, as a registered or certified item with return receipt requested; or (iii) delivered by a delivery service (including any express mail or delivery service) that provides a delivery receipt. Notices, demands, or other communications delivered by mail shall be deemed given and received three (3) business days after being deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper, addressed properly, with proper postage affixed. Any notice, demand, or other communication given other than by certified or registered mail, return receipt requested, shall be deemed to have been given and received when delivered to the address of the party to whom it is addressed as stated in the Schedule. Either party hereto may change its address for notice by giving the other party ten days’ advance written notice of such change of address.

10.2 Agreement to Survive. The representations, warranties, covenants, and agreements contained herein, shall be deemed to be merged into or waived by the instruments of the Closing, and shall survive for a period of twelve (12) months following the Closing.

10.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement may be assigned upon written notice to Seller by the Purchaser a single purpose entity owned or controlled by Purchaser or the currenty principla of Purchaer for the purpose of owning, developing and selling the Property and which assignee expressly assumes all obligations of Purchaser. If Purchaser so assigns its rights to this Agreement, such assignment shall release Purchaser from all liability hereunder without the necessity of further documentation. Except as expressly provided above Purchaser shall not have the right to assign its rights hereunder without the prior written consent of Seller which consent may be withheld in Seller’s sole discretion.

10.4 Interpretation and Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND ALL OBLIGATIONS OF THE PARTIES CREATED HEREUNDER ARE PERFORMABLE IN THE COUNTY IN WHICH THE LAND IS LOCATED. Where required for proper interpretation, words in the singular shall include the plural; and words of any gender shall include all genders. The descriptive headings of the articles, sections, and paragraphs in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

10.5 Amendment. Except as provided above with respect to the automatic substitution of the legal description in Exhibit “A”, this Agreement may not be amended and no condition, covenant, or obligation may be waived, except by an agreement in writing signed by Seller and Purchaser.

10.6 Attorneys’ Fees. If either party files a lawsuit in connection with this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party, in addition to all other remedies or damages as limited herein, reasonable attorneys’ fees and costs of court incurred in such lawsuit.

10.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

10.8 Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.9 Dates. Any act performable on a legal holiday of the United States or the State of Texas or on a Saturday or Sunday shall be performable on the next business day following such date.

10.10 Brokers. If, subject to and conditioned on Closing, but not otherwise, Seller agrees to pay in cash at Closing, a real estate commission as described in the Schedule. Each party represents and warrants to the other that, except for the persons identified as Brokers in the Schedule, no brokers or finders have been engaged by it in connection with the transactions contemplated by this Agreement, or, to its knowledge, is in any way connected with such transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution, or consummation of this Agreement, then each party shall indemnify, hold harmless, and defend the other party from and against any such claim based upon any statement, representation, or agreement made by, or allegedly made by, the indemnifying party. This indemnity shall survive the Closing or termination of this Agreement. By Purchaser’s execution of this Agreement, Purchaser acknowledges that Purchaser has been advised that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection or that Purchaser should be furnished with or obtain an Owner’s Policy of Title Insurance, as is contemplated by this Agreement.

10.11. Construction. The parties acknowledge that they have had the opportunity to be represented by counsel in connection with this transaction and that this Agreement shall be interpreted according to its fair construction and shall not be construed against either party.

10.12. Invalidity. If any provision in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.13. Further Assurances. In addition to the acts recited herein to be performed by Seller, Seller hereby agrees to perform at or after the Closing all further acts as Purchaser may reasonably require to: (i) evidence and vest in Purchaser the ownership of, and title to, all of the Property; and (ii) consummate the transaction contemplated hereunder.

10.14. Time is of the Essence; Waiver. Time is of the essence with respect to every provision of this Agreement. No waiver by either party of any of its rights or remedies hereunder or otherwise shall be considered a waiver of any other subsequent right or remedy. Except as expressly provided herein, no waiver by either party of any of its rights or remedies hereunder or otherwise shall be effective unless such waiver is evidenced in a written instrument executed by the waiving party.

10.15. Confidentiality. Other than with respect to required governmental disclosures, or with respect to customary financial reporting in the ordinary course of business, Seller shall not, without the prior written consent of Purchaser, disclose to any person or party (except the parties hereto, their respective legal counsel and brokers and the Title Company) the economic terms of this Agreement. This covenant shall survive the Closing or termination of this Agreement.

10.16 No Assumption. Purchaser is acquiring only the Property from Seller and is not the successor of Seller. Purchaser does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation, or expense of Seller relating to the Property in any way except, and only to the extent, if any, expressly provided for herein or in the documents executed at Closing.

10.17. Acceptance. Seller shall have until the date and time specified in the Schedule to execute this Agreement and return a fully executed original thereof to Purchaser; otherwise, the offer set forth in this Agreement shall be revoked automatically.

10.18 Drafting and Approving Closing Documents. The obligation of Purchaser and Seller under this Agreement shall be subject to and conditioned upon Purchaser and Seller agreeing upon the form and substance of the Deed, the Note and the Deed of Trust on or before the expiration of the Inspection Period. On or before 60 days after the Effective Date Purchaser will cause its legal counsel to prepare and deliver to Seller drafts of the Deed, the Note and the Deed of Trust consistant with the terms of this Agreement. Seller and Purchaser shall in good faith attempt to negotiate the form and substance of each document. In the event for any reason Purchaser and Seller have not agreed to the form and substance of the Deed, the Note and/or the Deed of Trust prior to the expiration of the Inspection Period either party may elect to terminate this Agreement by giving written notice to the other whereupon the Earnest Money shall be returned by Purchaser and neither party shall have any further rights or obligations to the other.

10.19 Drill Site Location. The obligation of Purchaser and Seller under this Agreement shall be subject to and conditioned upon Purchaser and Seller agreeing upon the location and size of the Drill Site and reasonable access thereto. On or before 60 days after the Effective Date Purchaser will cause its engineer to identify an appropriate Drill Site and access thereto. Seller and Purchaser shall in good faith attempt to negotiate and agree upon the location, size and access. In the event for any reason Purchaser and Seller have not agreed to the location and size of the Drill Site and access prior to the expiration of the Inspection Period either party may elect to terminate this Agreement by giving written notice to the other whereupon the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations to the other.

10.20 Utility and Platting Agreements. Seller acknowledges that to facilitate Purchaser’s intended use of the Property Purchaser may seek to (i) create a special financing district with respect to the Property (ii) secure water and sewer service to the Property by other similar means, and (iii) plat or replat the Property all on terms acceptable to Purchaser, and Seller agrees to assist Purchaser’s efforts by executing any required applications or consents on behalf of the owner of the Property. Seller shall not be required to approve or to execute any document that would impose a tax on any portion of the Property subject to the Deed of Trust, which tax is for the benefit of other real property. Purchaser shall promptly pay for any and all costs associated with the activities of Purchaser pursuant to this Section, and Purchaser agrees to indemnify and hold Seller harmless of and from any and all liability or damage sustained by Seller caused as a result or arising out of any such activities. Purchaser agrees to provide Seller with copies of all documentation necessary for Seller to evaluate the effect of any document for which Purchaser has requested Seller’s signature and Seller agrees to keep all such documents strictly confidential and not to share them with any other person or entity (including specifically, Purchaser’s competitors) or to make use of such documents in Seller’s business.

SELLER:	PURCHASER:

MAPLE DEVELOPMENT GROUP, LLC.
/s/ Joe C. Smith	a Texas limited liability company
Joe C. Smith
	By:	/s/ Itiel Kaplan
Itiel Kaplan, Manager

ACCEPTANCE BY TITLE COMPANY

The undersigned Title Company hereby acknowledges receipt of the Earnest Money referred to in the foregoing Agreement and agrees to accept, hold, and disburse the Earnest Money in accordance with the provisions of the Agreement and to be bound by the confidentiality requirements of Section 10.15 of the Agreement. The undersigned acknowledges that it is not a party to this Agreement and that it is executing below solely for the purpose of the foregoing acknowledgment and agreement.

Title Company

Riverway Title

By:
Date of Execution	Andrew Wheat, Escrow Officer

EXHIBIT “A”

PROPERTY DESCRIPTION